Exhibit 23

Consent of Yount, Hyde & Barbour, P.C.

Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-67535) of the Virginia Bankers Association Defined Contribution Plan for Citizens and Farmers Bank (the Plan) of our report dated June 25, 2009, relating to the statements of net assets available for benefits as of December 31, 2008 and 2007, and the statements of changes in net assets available for benefits for the years ended December 31, 2008 and 2007, which report appears in the December 31, 2008 annual report on Form 11-K of the Plan.

/s/ Yount, Hyde & Barbour, P.C.

Winchester, Virginia

June 26, 2009